UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Biogen Idec Inc.

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Dear stockholders and other members of the investment community:
We invite you to view this short video — meet Biogen Idec’s nominees for the Board of Directors and learn how the company is continuing to drive shareholder value. Biogen Idec’s slate of nominees are Phil Sharp, PhD, Lynn Schenk, JD, Cecil Pickett, PhD and Stelios Papadopoulos, PhD. Learn more about their extensive qualifications, and hear them discuss topics, including leadership, performance and the proxy contest.
GO TO BIOGENIDEC.COM TO WATCH THE VIDEO >>
Sincerely,
Elizabeth Woo
VP, Investor Relations
Transcript of video entitled “Biogen Idec — Driving Shareholder Value” available at biogenidec.com as of June 11, 2008:
[Biogen Idec corporate logo]
Driving Shareholder Value
Bruce Ross, Chairman of the Board — Biogen Idec
[Bruce Ross:] I believe that our four nominees based on their long and distinguished records of accomplishment, are the best people to serve our Company as directors and to take our Company forward. Our four director nominees who are standing for election at this year’s meeting are Phil Sharp, who was a founder of Biogen and of course is a Nobel Laureate. [Footage Phil Sharp] Second is Lynn Schenk, a former Congresswoman from California and a former Chief of Staff to the Governor of California. [Footage Lynn Schenk] Third is Cecil Pickett, our President of R&D, whom I helped to recruit a couple of years ago. [Footage Cecil Pickett] And our new nominee to the board is Dr. Stelios Papadopoulos, who has a long career in biotech investment banking. [Footage Stelios Papadopoulos]
[Footage Biogen Idec corporate logo]
Leadership and Performance
Phil Sharp, Ph.D., Nobel Laureate, Institute Professor at MIT
[Phil Sharp:] Under the current leadership of Cecil Pickett, Biogen’s research and development teams are as strong as they have ever been and probably stronger and more experienced. And we have a pipeline that is really spectacular. We are developing new treatments for a host of previously untreatable diseases that will be very important to patients.
[Footage laboratory]
Cecil Pickett, Ph.D., President Research and Development — Biogen Idec, 30 Years Industry Experience
[Cecil Pickett:] Our Company has a very strong and impressive pipeline. We have currently five programs that are in late stage clinical development, four currently in Phase III studies. [Footage laboratory] I think if you look at that pipeline, I would put that pipeline up against any other company our size.
[Footage stock exchanges]
Stelios Papadopoulos, Ph.D., Former Vice Chairman, Cowen and Co., Adjunct Associate Professor at NYU Medical Center
[Stelios Papadopoulos:] The vast majority of my work was in raising capital and I have done that for literally 200 companies over the years. I raised billions of dollars for them or led and negotiated multiple mergers and acquisitions.
[Footage corporate offices; stock ticker]
Investors reward companies with a good stock price if they perceive that management is executing properly on the plan. And executing on the plan is in itself a principle, a straightforward proposition. Are you growing sales the right way? And the Company has done that. For someone like me who has been part of the biotech sector since the very beginning, to have the opportunity to join the Board of a company like Biogen Idec, one of the unquestionable success stories of the industry, that is an honor and opportunity.

Biogen Idec's Value Creation Future Performance 14% CAGR 22% CAGR $2.74 $1.22 $1.9B $3.2B Revenue and EPS 2003 Pro-Forma 2004 2005 2006 2007 2008 2009 2010 Note: The EPS references on this slide refer to non-GAAP EPS. Non-GAAP EPS excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects. GAAP to non-GAAP EPS reconciliation is provided in the appendix at the end of this presentation. 2007-2010 Goal 15% Revenue CAGR 20% EPS CAGR REVENUE EPS

[Footage Washington, D.C.]
Lynn Schenk, J.D., Attorney and Former Congresswoman, Former Chief of Staff — Governor of California
[Lynn Schenk:] The issue of FDA funding is very, very high on everyone’s agenda. Medicare and Medicaid, as the biggest purchaser of drugs, patent reform and then the issue of follow-on biologics and bio-similars, where Biogen Idec can play a very important role in helping educate the public policy makers on this issue. [Footage hospital] And, it is very exciting for me as a director to know that we can do well for our shareholders by doing good for our patients.
[Footage laboratory; hospital]
Jim Mullen, CEO — Biogen Idec
[Jim Mullen:] We first have to start with delivering value to the patients, because unless you’ve got products that are appreciated by patients and physicians, you can’t drive shareholder value. And that’s why we focus so much of our time on the products. [AVONEX®, RITUXAN® and TYSABRI® marks]
But the shareholder value creation has been tremendous over the past number of years. So, we have outperformed all of the major stock indices, the BTK, the Dow Jones, the S&P 500, whether you measure that on one-year, three-year, or since the merger basis. So, I am very excited about that performance and that puts us really in the top tier of companies anywhere.

Biogen Idec Stock has Outperformed the Industry As of May 30, 2008 (Since Merger) 20% 58% 88% 37% 69% -7% 20% 28% -8% 17% 32% -8% 1 Year 3 Years 4+ Years BIIB BTK DJIA S&P500

[Footage Biogen Idec corporate logo]
The Proxy Contest
[Footage stock exchange]
[Stelios Papadopoulos:] In this particular case, it’s peculiar to expect that an activist shareholder will step in and improve matters. [Footage Biogen Idec corporate logo] The appreciation of the stock price of Biogen Idec over the last several years would suggest an above average company in terms of performance and one that by any measure is a well-managed, efficient, well-run company.
[Cecil Pickett:] It breeds uncertainty in an organization and whenever you have uncertainty, there is always an issue with regard to retention of important people as well as recruitment of important people into the organization.
[Phil Sharp:] Disrupting the firm by putting it for sale continuously runs the risk of destabilizing this management structure and Company.
[Footage laboratory; stock exchange; conference among Cecil Pickett, Stelios Papadopoulos, Lynn Schenk, Phil Sharp and Bruce Ross]
[Bruce Ross:] We have depth in scientific knowledge. We have one medical doctor. We have people with direct operating experience. We have people with investment banking experience. And it’s truly this diversity that comes together in a chemistry sort of way during Board meetings. I believe that the combined talents of these four individuals mesh together in a way that will take our Company, Biogen Idec, to the next level over the next several years.
[Footage white proxy card]
Vote the White Card!
Annual Stockholder Meeting — June 19, 2008
[Biogen Idec corporate logo]
Forward-Looking and Proxy Solicitation Statements
This presentation includes forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those that we express or imply.
Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX® and RITUXAN®, the uncertainty of success in commercializing other products including TYSABRI®, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in other periodic and current reports we file with the SEC.

These forward-looking statements speak only as of the date of this presentation, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com.
The Company’s definitive proxy statement and other materials will also be available for free by writing to
Biogen Idec Inc.
14 Cambridge Center
Cambridge, MA 02142
or by contacting our proxy solicitor,
Innisfree M&A Incorporated, by toll-free telephone at
(877) 750-5836.

GAAP to non-GAAP Reconciliation 2003 -2007 Diluted EPS and Net Income Condensed Consolidated Statements of Income - Operating Basis FY 2003 FY 2004 FY 2005 FY 2006 FY 2007 GAAP diluted EPS (4.92) 0.07 0.47 0.63 1.99 Adjustment to net income (see below) 6.14 1.38 1.10 1.62 0.75 Effect of FAS128 and ETIF 0306 - (0.05) - - - Non-GAAP diluted EPS 1.22 1.40 1.57 2.25 2.74 GAAP Net Income ($M) (875.1) 25.1 160.7 217.5 638.2 Revenue - Pre-merger Biogen product, royalty and corporate partner revenue 1,173.1 - - - - COGS - Fair value step up of inventory acquired from Biogen and Fumapharm 231.6 295.5 34.2 7.8 - COGS - Pre-merger Biogen cost of sales (179.2) - - - - COGS - Royalties related to Corixa 1.8 - - - - COGS - Amevive divesture - - 36.4 - - R&D - Pre-merger Biogen net R&D (301.1) - - - - R&D - Severance and restructuring - 3.1 20.3 0.3 1.2 R&D - Sale of plant - - 1.9 - - SG&A - Pre-merger Biogen SG&A (346.7) - - - - SG&A - Merger related and purchase accounting costs - - - 0.1 - SG&A - Severance and restructuring 13.2 9.3 19.3 2.0 0.6 Amortization of intangible assets primarily related to Biogen merger 33.2 347.7 302.3 267.0 257.5 In-process R&D related to the Biogen Idec merger, acquisitions of Conforma, Syntonix, and Fumapharm, and consolidation of Cardiokine, Neurimmune and Escoublac 823.0 - - 330.5 84.2 Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm - - - (6.1) - (Gain)/loss on sale of long lived assets - - 111.8 (16.5) (0.4) Other income, net: Pre-merger Biogen 32.9 - - - - Other income, net: Consolidation of Cardiokine and Neurimmune and gain on sale of long lived assets - - - - (72.3) Write down of investments - 12.7 - - - Charitable donations and legal settlements 30.7 - - - - Income taxes - Effect of reconciling items (205.8) (195.4) (145.2) (70.3) (65.5) Stock option expense - - - 44.5 35.6 Non-GAAP Net Income 431.7 498.0 541.7 776.8 879.1 Notes: The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Our non-GAAP financial measures are defined as reported, or GAAP, values excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors' understanding of the Company's financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and non-GAAP diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS. The GAAP figures reflect: * 2004 and beyond - the combined Biogen Idec * 2003 - a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03) Numbers may not foot due to rounding. Source: Biogen Idec Annual Reports, 10-K filings and earnings press releases (FY 2003-2007).
GAAP reconciliations of non-GAAP financial measures are also available at the Investor Relations section of our website, biogenidec.com.